                                 FORM OF OPINION


                                                      Dykema Gossett PLLC
                                                      400 Renaissance Center
                                                      Detroit, Michigan 48243

                                                      WWW.DYKEMA.COM

                                                      Tel:  (313) 568-6800
[DYKEMA LOGO]                                         Fax:  (313) 568-6735



[______], 2007

John Hancock Trust
601 Congress Street
Boston, Massachusetts 02210


Ladies and Gentlemen:

     You have requested our opinion as counsel to John Hancock Trust (the "Trust") on the Federal income tax consequences of the proposed acquisition of the assets and liabilities of the Special Value Trust, a separate series of the Trust (the "Acquired Fund"), by the Small Cap Value Trust, another separate series of the Trust (the "Acquiring Fund"), under the Internal Revenue Code of 1986, as amended (the "Code").

BACKGROUND

     The acquisition will occur pursuant to the Plan of Reorganization dated [______], 2007 (the "Plan of Reorganization") adopted by the Trust on behalf of the Acquired Fund and the Acquiring Fund. This opinion is furnished to you pursuant to the Plan of Reorganization. The Trust is a Massachusetts business trust organized as a series company and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company of the management type. The Acquired Fund and the Acquiring Fund are each generally treated as an open-end investment company of the management type for 1940 Act purposes and each is treated as a separate corporation for Federal income tax purposes.

     Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Plan Reorganization. For purposes of this opinion, all statutory references are to the Code unless otherwise specified.

JOHN HANCOCK TRUST
[______], 2007
Page 2


     In connection with the preparation of this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

          1.   The Plan of Reorganization;

          2. The Registration Statement on Form N-14 under the Securities Act of 1933 that relates to the acquisition transaction between the Acquiring Fund and the Acquired Fund, as filed with the Securities and Exchange Commission (the "Registration Statement"); and

          3. An Officer's Certificate provided to us by the Trust on behalf of the Acquired Fund and the Acquiring Fund (the "Certificate").

     In rendering this opinion, we have assumed that the Reorganization (as defined below) will be carried out pursuant to the terms of the Plan of Reorganization and in accordance with the Certificate. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificate, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganization.

     If the Reorganization is effected on a factual basis different from that contemplated above, part or all of the opinion expressed herein may be inapplicable. Further, our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

SUMMARY OF RELEVANT FACTS

     1. The Trust is a business trust that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered under the 1940 Act as an open-end management investment company.

     2. The Acquired Fund has been a regulated investment company ("RIC") under Code Section 851 since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the Exchange Date.

JOHN HANCOCK TRUST
[______], 2007
Page 3


     3. The Acquiring Fund has been a separate RIC within the meaning of Code
Section 851 since the date of its organization, and will qualify as a RIC for the taxable year including the Exchange Date.

     4. The Board of Trustees of the Trust, on behalf of the Acquired Fund and the Acquiring Fund, has determined, for valid business reasons set forth under the section titled "Information About The Reorganization" in the Registration Statement, to combine the assets and liabilities (if any) of the Acquired Fund into the Acquiring Fund, and has adopted the Plan of Reorganization, subject to, among other things, approval by the shareholders of the Acquired Fund (the "Reorganization").

     5. The Trust on behalf of the Acquired Fund shall have distributed to the shareholders of the Acquired Fund all of the Acquired Fund's investment company taxable income (without regard to the deductions for dividends paid) as defined in Code Section 852(b)(2) for its taxable year ending on the Exchange Date and all of its net capital gain as such term is used in Code Section 852(b)(3), after reduction by any capital loss carryforward, for its taxable year ending on the Exchange Date.

     6. On the Exchange Date, the Acquired Fund will convey, transfer and deliver to the Acquiring Fund all of the then existing assets of the Acquired Fund (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, cash and other assets). In consideration thereof, the Trust on behalf of the Acquiring Fund will (A) assume and pay, to the extent that they exist on or after the Exchange Date, all of the obligations and liabilities of the Acquired Fund and (B) issue and deliver to the Acquired Fund that number of full and fractional Series I, Series II and NAV shares of the Acquiring Fund as determined pursuant to the Plan of Reorganization.

     Any Series I, Series II and NAV shares of capital stock of the Acquired Fund held in the treasury of the Trust on the Exchange Date shall thereupon be retired. Such transactions shall take place on the Exchange Date. All computations for the Acquired Fund and the Acquiring Fund shall be performed by State Street Bank and Trust Company (the "Custodian"), as custodian and pricing agent for the Acquired Fund and the Acquiring Fund. The determination of the Custodian shall be conclusive and binding on all parties in interest.

     7. As of the Exchange Date, the Acquired Fund will liquidate and distribute pro rata to its shareholders of record the shares of the Acquiring Fund received pursuant to the Plan of Reorganization in actual or constructive exchange for the shares of the Acquired Fund held by its shareholders. The holders of Series I, Series II and NAV shares of the Acquired Fund will receive, respectively, Series I, Series II and NAV shares of the Acquiring Fund.

JOHN HANCOCK TRUST
[______], 2007
Page 4


     8. The liquidation and distribution will be accomplished by the transfer of the shares of the Acquiring Fund then credited to the account of the Acquired Fund on the books of the Acquiring Fund to accounts on the share records of the Acquiring Fund in the names of the Acquired Fund shareholders and representing the respective pro rata number of shares of the Acquiring Fund due such shareholders. The Acquiring Fund will not issue certificates representing shares of the Acquiring Fund in connection with such exchange.

     9. As soon as practicable after the Exchange Date, the Trust shall take all the necessary steps under Massachusetts law, the Trust's Agreement and Declaration of Trust and any other applicable law to effect a complete dissolution of the Acquired Fund.

     Based on the Code, Treasury Regulations issued thereunder, IRS rulings and relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

       (i) The acquisition by the Acquiring Fund of all the assets of the Acquired Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of the shares of the Acquiring Fund by the Acquired Fund, as described above, will qualify as a reorganization within the meaning of Code
              Section 368(a)(1). The Acquiring Fund and the Acquired Fund will each be "a party to a reorganization" within the meaning of Code
              Section 368(b).

       (ii) The Acquired Fund will not recognize any gain or loss upon the transfer of all its assets to the Acquiring Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, if any, and the subsequent distribution of those shares of the Acquiring Fund to the shareholders of the Acquired Fund in liquidation. (Code Sections 361(a), 357(a), 361(c))

       (iii) The Acquiring Fund will not recognize any gain or loss on the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund's shares and the Acquiring Fund's assumption of the Acquired Fund's liabilities, if any. (Code Section 1032(a))

       (iv) The basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the Reorganization. (Code Section 362(b))

JOHN HANCOCK TRUST
[______], 2007
Page 5


       (v) The Acquiring Fund's holding periods for the Acquired Fund's assets acquired in the Reorganization will include the periods during which the Acquired Fund held such assets. (Code Section 1223(2))

       (vi) The aggregate basis of the shares of the Acquiring Fund received by a shareholder of the Acquired Fund will be the same as the basis of the shares of the Acquired Fund surrendered in exchange therefor. (Code Section 358(a)(1))

       (vii) The holding period of shares of the Acquiring Fund received by a shareholder of the Acquired Fund will include the period during which such shareholder held the shares of the Acquired Fund surrendered in exchange therefor, provided that such shareholder held the shares of the Acquired Fund as a capital asset on the Exchange Date. (Code Section 1223(1))

       (viii) The shareholders of the Acquired Fund will not recognize any gain or loss upon the receipt of shares of the Acquiring Fund solely in exchange for their shares in the Acquired Fund. (Code Section 354(a))

       (ix) Pursuant to Code Section 381(a) and Treasury Regulations Section 1.381(a)-1, the Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Code Section 381(c), subject to the provisions and limitations specified in Code Sections 381, 382, 383, and 384, and the Treasury Regulations thereunder.


     The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other Federal, state, local, or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon. In accordance with the foregoing limitation, we express no opinion with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under Federal income tax principles. We express our opinion herein exclusively for the purpose of ascertaining the Federal income tax consequences of the Reorganization contemplated in the Plan of Reorganization to the Acquired Fund, the Acquiring Fund and the shareholders of the Acquired Fund on their receipt of the shares of the Acquiring Fund in exchange for their shares of the Acquired Fund pursuant to the Plan of Reorganization. We assume no responsibility to update our opinion in the event of a subsequent change in the law or facts. This opinion letter may not be relied upon by you for any other purpose, or relied

JOHN HANCOCK TRUST
[______], 2007
Page 6


upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

                                                     Very truly yours,



                                                     DYKEMA GOSSETT PLLC


DET02\251570.2
ID\NJH